Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




The Board of Directors
Park City Group, Inc.


We consent to the use of our report dated August 12, 2004, with respect to the consolidated statements of operations, stockholders' deficit and cash flows for the year ended June 30, 2004 of Park City Group, Inc. and subsidiaries, included in this registration statement on Form SB-2.

/s/ Tanner LC

Salt Lake City, Utah
August 2, 2006